Exhibit 5.1

Potter Anderson & Corroon LLP 1313 N. Market Street, 6th Floor Wilmington, DE 19801-6108 302.984.6000 potteranderson.com

January 16, 2024

To each Addressee listed on

Schedule A attached hereto

Re: COtwo Advisors Physical European Carbon Allowance Trust

Ladies and Gentlemen:

We have acted as Delaware counsel to COtwo Advisors Physical European Carbon Allowance Trust (the “Trust”) in connection with the matters set forth herein. This opinion is being delivered to you at your request. Capitalized terms used but not otherwise defined in this letter (including Exhibit 1 attached hereto and incorporated herein by this reference) shall have the meanings assigned thereto in the Trust Agreement (as defined in Exhibit 1).

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the documents listed on Exhibit 1, and we have not reviewed any documents other than the documents listed on Exhibit 1. In particular, we have not reviewed and express no opinion as to any document (other than the documents listed on Exhibit 1) that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have investigated or verified.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “DST Act”).

To each Addressee listed on

Schedule A attached hereto

January 16, 2024

2. Shares of the Trust issued on or after the date hereof in accordance with the Trust Agreement on the terms determined by the Sponsor are validly issued, fully paid and non-assessable beneficial interests in the Trust.

3. Except to the extent otherwise provided in the Trust Agreement, each beneficial owner of a Share is entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations, in addition to those above:

A. The opinions in this letter are limited to the laws of the State of Delaware in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, emergency laws, securities laws, and laws applicable due to the particular nature or scope of the assets or activities of the Trust, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B. We have assumed: (i) except as stated in numbered paragraph 1, the due incorporation or formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of the Trust and each of the parties and each of the signatories (other than natural persons) to each of the documents reviewed by us; (ii) that none of the Trust or such parties or signatories has dissolved or terminated; (iii) except as stated in numbered paragraph 2 above, that each of such parties and signatories had and has the power and authority to execute, deliver (and, as applicable, file and/or issue), and perform each of such documents; (iv) except as stated in numbered paragraph 2 above, the due authorization, execution, delivery (and, as applicable, filing and/or issuance), and performance of each of such documents by each of such parties and signatories; (v) the legal capacity of all relevant natural persons; (vi) that any waiver under any document reviewed by us has been given voluntarily, intelligently, and knowingly; (vii) the satisfaction of all conditions and compliance with all obligations under each of the documents reviewed by us; and (viii) the due issuance of the Shares, and receipt of full consideration therefor, in accordance with the Trust Agreement and the Consent.

C. We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; (v) the Trust Agreement constitutes the entire “governing instrument” (as defined in the DST Act) of the Trust; (vi) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms; (vii) to the extent that any document reviewed by us is an amended or amended and restated agreement, that such document amended or amended and restated such agreement as in effect prior thereto in accordance with its terms; (viii) the ownership of the Shares of the Trust will be recorded on the books of the Trust and the transfer of such Shares will be registered upon books maintained for that purpose by or on behalf of the Trust; (ix) each Share is, or is of a type, dealt in or traded on securities exchanges or securities markets; (x) the Sponsor will exercise its authority under the Trust Agreement to cause the Trust to create and issue Shares, and that the Shares will be created, issued, offered and sold to the Shareholders in accordance with each Purchase Order, each Authorized Participant Agreement, the Registration Statement (as defined below), the Consent, the Trust Agreement, and any other document or writing relating to the creation, issuance and offering of, and subscription for, Shares; and (xi) to the extent determined by the Sponsor from time to time, certificates certifying the ownership of the Shares shall be issued by the Trust upon the issuance of such Shares.

To each Addressee listed on

Schedule A attached hereto

January 16, 2024

D. We express no opinion as to (i) ownership of, title to, or any interest in any property, or (ii) any provision in any document that purports to apply to a person or entity not a party thereto, to restrict or prohibit transfer of an interest by operation of law, or that would permit or require the making of distributions or payments other than as permitted under the DST Act or other applicable law.

E. The opinions in this letter are subject to (i) bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, preferential transfer, moratorium, receivership, rehabilitation, conservation, reorganization, liquidation, and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law, and including, without limitation, applicable law relating to fiduciary duties), (iii) standards of good faith, fair dealing, course of dealing, course of performance, materiality, and reasonableness that may be applied by a court, considerations of public policy, and the exercise of judicial discretion, and (iv) the effect of federal or state securities law and public policy considerations on the enforceability of provisions relating to exculpation, indemnification or contribution.

F. We have not participated in the preparation of the Registration Statement (as defined below) or any offering materials relating to the Trust, and we assume no responsibility for and express no opinion as to the contents of any such materials.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1 filed by the Trust with the Securities and Exchange Commission on or about the date hereof, as the same may be amended or supplemented from time to time (the “Registration Statement”), and to the use of the name of our firm therein. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. There are no implied opinions in this letter. This letter speaks only on the date hereof, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

MPM/AGF

Schedule A

COtwo Advisors Physical European Carbon Allowance Trust

Exhibit 1

1.	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 12, 2023

2.	The Declaration of Trust and Trust Agreement of the Trust, dated as of January 12, 2023, by COtwo Advisors LLC, as Sponsor, and Wilmington Trust, National Association, as Delaware trustee.

3.	The Amended and Restated Declaration of Trust and Trust Agreement of the Trust, dated as of November 27, 2023 (the “Trust Agreement”), by COtwo Advisors LLC, as Sponsor, and Wilmington Trust, National Association, as Delaware Trustee.

4.	A Certificate of Good Standing for the Trust, dated January 16, 2024, obtained from the Secretary of State.

5.	The Written Consent of the Sponsor of the Trust, dated January 11, 2024 (the “Consent”).